EXHIBIT 99

Media Inquiries:	Investor Inquiries:
Gary Ross	Cindy Klimstra
Sr. Manager, Corp. Communications	Director, Investor Relations
847-371-5048	847-968-0268
garyross@cdw.com	cklimstra@cdw.com

THOMAS J. HANSEN ELECTED TO CDW BOARD OF DIRECTORS

VERNON HILLS, Ill — July 7, 2005 — CDW Corporation (NASDAQ: CDWC), a leading provider of technology products and services to business, government, and education, announced that Thomas J. Hansen was elected to the company’s Board of Directors, effective today, July 7, 2005.

Hansen’s election brings the number of directors on the CDW Board to 11, 10 of whom, including Hansen, are independent directors. Hansen will serve on the Board’s Audit Committee.

“Tom is skilled in creating business opportunities,” said John A. Edwardson, chairman and chief executive officer, CDW. “His experience in joint ventures and acquisitions will be of particular value to CDW as we selectively pursue strategic transactions.”

Hansen is executive vice president of Illinois Tool Works, Inc., a FORTUNE 200 diversified manufacturing company that designs and produces an array of highly-engineered fasteners and components, equipment and consumable systems, and specialty products and equipment for customers around the world. He oversees $2.6 billion of ITW’s revenue, including the Automotive, Industrial Plastics & Metals, and Fluids & Electronic Packaging businesses. Prior to this role, Hansen served as president of ITW’s Metal Fasteners and Components Group, a $500 million business. He has made 12 acquisitions during his ITW tenure, which dates back to 1980 when he joined Shakeproof, then the largest division of ITW.

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Thomas J. Hansen elected to CDW Board of Directors/Page 2

Hansen holds a Bachelor of Science in Marketing degree from Northern Illinois University and a Master of Arts in Business Administration degree from Governors State University.

About CDW

CDW® (NASDAQ: CDWC), ranked No. 347 on the FORTUNE 500, is a leading provider of technology products and services for business, government and education. CDW is a principal source of technology from top name brands such as Adobe, APC, Apple, Cisco, HP, IBM, Microsoft, Sony, Symantec, Toshiba and ViewSonic.

CDW was founded in 1984 and today employs approximately 4,000 coworkers. In 2004, the company generated sales of $5.7 billion. CDW’s direct model offers one-on-one relationships with knowledgeable account managers; purchasing by telephone, fax, the company’s award-winning CDW.com web site, customized CDW@work™ extranets, CDWG.com web site and macwarehouse.com web site; custom configured solutions and same day shipping; and pre- and post-sales technical support, with approximately 120 factory-trained and A+ certified technicians on staff.

Additional information can be found by visiting CDW.com.

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